UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Icon
Foothill Ranch, California  92610
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(949) 951-0991

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).        Compensatory Arrangements of Certain Officers.

On May 31, 2007, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of Oakley, Inc. (the “Company”) amended the Amended and Restated Oakley, Inc. Officer Severance Plan (“Officer Severance Plan”) and the Amended and Restated Oakley, Inc. Executive Severance Plan (“Executive Severance Plan”) (collectively, the “Plans”) to address the treatment of awards made under the long-term incentive plan (“LTIP”) for officers of the Company in the event of a Severance.  Severance means the termination of an Eligible Employee’s employment with the Employer (i) by the Employer other than for Cause, death, or Disability or (ii) by the Eligible Employee for Good Reason within twelve (12) months following the consummation of a Change in Control.  Terms using initial capitalization, but not defined herein, are as defined in the Plans.

The Committee amended the Plans to state that in the event of a Severance absent a Change in Control, to be eligible for any payment of awards under the LTIP, an Eligible Employee must be employed for at least 2/3 of the performance period underlying the awards.  If so employed, all equity and cash awards under the LTIP granted to an Eligible Employee would be paid out, if earned based on meeting the Company performance benchmarks as set forth in the award grant, at 50% of the pro rated amount that is calculated based on the percentage of time employed during the performance period for such awards.  Such awards would be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.

In the event of a Severance following a Change in Control, the provisions above apply with two exceptions.  First, an Eligible Employee need not be employed for at least 2/3 of the performance period underlying the awards to be eligible for any payment of awards under the LTIP.  Second, awards earned under the LTIP would be paid out at 100% of the pro rated amount payable rather than 50%.

The Committee also amended the Officer Severance Plan such that 90 days after being named a Section 16 Officer, as defined by Rule 16(a)(1)(f) under the Securities Exchange Act 1934, of the Company by the Board, such officer is automatically enrolled as an Eligible Employee in the Officer Severance Plan unless otherwise stated by the Committee within the first 90 days after such officer is named a Section 16 Officer, as defined.

The Committee amended the Employment Agreement executed by the Company September 19, 2005 with Scott Olivet to provide for the same severance provisions as noted above with respect to the Plans for awards granted Scott Olivet under the LTIP.

On June 1, 2007, the Board of Directors (the “Board”) of the Company amended the Oakley, Inc. 1995 Stock Incentive Plan to state that (i) dividends declared on the Company’s common stock do not accrue, and shall not be paid, with respect to shares covered by a deferred stock award, which would include the performance units granted under the LTIP, and (ii) upon the granting or vesting of an award of stock, the Company shall, in its discretion, either issue the participant a physical stock certificate or credit the participant’s award in electronic form in an account held by the Company's transfer agent or other designee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKLEY, INC.
Date: June 5, 2007	By:	/s/ Cos Lykos Name: Cos Lykos Title: VP, Business Development